Form N-SAR, Sub-Item 77D
Policies with respect to security investments

Nuveen Preferred Securities Fund

NUVEEN NWQ Flexible Income FUND f/k/a
Nuveen NWQ Preferred Securities Fund, each a Series of

Nuveen Investment Trust V

811-01979

On March 12, 2012, notification of the above-referenced Funds changes in investment policy and a name change for the Nuveen NWQ Preferred
Securities Fund was filed as a 497 (supplement) to the Funds prospectus. A copy of the supplement is contained in the Form 497 filing on March 12, 2012, accession number 0001193125-12-108876 and is herein incorporated by reference
as an exhibit to the Sub-Item 77D of Form N-SAR.